SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): May 20, 2005


                                  INFORTE CORP.
             (Exact name of registrant as specified in its charter)


          Delaware                     000-29239                 36-3909334
          --------                     ---------                 ----------
(State or other jurisdiction          (Commission              (IRS Employer
      of incorporation)                File No.)            Identification No.)


150 North Michigan Avenue, Suite 3400
Chicago, Illinois                                            60601
(Address of principal executive offices)                   (Zip Code)

Registrant's telephone number including area code:   (312) 540-0900


          (Former name or former address, if changed since last report)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

         [_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

         [_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         [_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         [_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01         Entry into a Material Definitive Agreement
                  ------------------------------------------

Inforte Corp. ("Inforte") has entered into a Limited Liability Company Agreement of PROVANSIS LLC An Inforte Company, dated May 20, 2005, by and among Inforte, Primary Knowledge, Inc. ("PKI"), Ronald Meyer ("Meyer"), and, solely with respect to certain provisions, Jerry Conrad (the "Agreement").

Pursuant to the Agreement, Inforte, PKI and Meyer will be members in PROVANSIS LLC An Inforte Company, a Delaware limited liability company ("PROVANSIS"). Initially, Inforte will contribute $2,000,000 in cash for a 19% membership interest. For an initial 76% membership interest, PKI will contribute to PROVANSIS the right to market, on an exclusive basis, processing rights to use certain licensed technology in connection with the underwriting of applications for term life insurance, and will present to PROVANSIS, on an exclusive basis, new technology using prescription data that may be developed by PKI or an affiliate of PKI.

Inforte will have two options to acquire from PKI, for an additional $2,000,000 cash, membership interests in PROVANSIS sufficient to give Inforte a 51% interest in PROVANSIS. Under Inforte's first option, which expires November 21, 2005, Inforte, at its election, could acquire from PKI, for $1,000,000 cash, membership interests sufficient to give Inforte a 35% interest in PROVANSIS. Under Inforte's second option, which expires February 20, 2006 and may be exercised only after exercise of the first option, Inforte, at its election, could acquire from PKI, for another $1,000,000 cash, membership interests sufficient to give Inforte a 51% interest.

Initially, Inforte has a right to appoint one of three persons to the governing board of managers of PROVANSIS. If and when Inforte acquires a majority interest in PROVANSIS, Inforte will have the right to appoint two of three members to the governing board. Inforte and PKI, to the extent either holds a minority interest in PROVANSIS, each will have certain minority right protections requiring its approval prior to implementation of certain actions by PROVANSIS.

If Inforte does not exercise its options to acquire majority control, PROVANSIS's right to market certain processing services will become non-exclusive, as will PROVANSIS's right to certain new technology developed by PKI. In addition, if Inforte does not exercise both of its options, PKI will have the right to buy out Inforte's interest in PROVANSIS for an amount equal to the greater of (i) $2,000,000 plus any amount paid in connection with Inforte's options or (ii) Inforte's capital account balance.

Transferability of Inforte's and PKI's interests in PROVANSIS will be subject to certain rights of first refusal and co-sale rights in favor of the other.

Generally, the economic benefits of PROVANSIS will be allocated in accordance with the respective membership interests of PROVANSIS's members.

Subject to terms and conditions, Inforte will be obligated to advance certain unsecured working capital loans to PROVANSIS at an interest rate equal to the prime rate, payable generally from 70% of available cash flow, if any, of PROVANSIS.

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Inforte will provide services to PROVANSIS, including, but not limited to, accounting, human resources and information technology services. PKI will provide services to PROVANSIS, including, but not limited to, processing services. Inforte and PKI will charge PROVANSIS for such services at cost plus 25%.

Ron Meyer will be the initial chief executive officer of PROVANSIS. Meyer initially will be granted a 5% membership interest in PROVANSIS, vesting ratably over the next five years. If Meyer leaves PROVANSIS during the initial five-year period, his non-vested ownership will be forfeited and his vested interests may be acquired by PROVANSIS at fair market value.

PKI will be subject, for a period equal to the later of May 20, 2010 or one year after PKI ceases to be a member of PROVANSIS, to a covenant not to compete with respect to PROVANSIS's business, subject to possible reduction in scope of coverage of the covenant not to compete if and when the exclusivity provisions in favor of PROVANSIS under the Agreement become non-exclusive.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of the Agreement, which Inforte intends to file as an exhibit to its next Quarterly Report on Form 10-Q.


Item 7.01         Regulation FD Disclosure
                  ------------------------

On May 25, 2005, Inforte announced by press release the formation of PROVANSIS LLP An Inforte Company. The text of the press release is attached as Exhibit 99.1.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        INFORTE CORP.


May 25, 2005                            By:    /s/ Nick Heyes
                                           -------------------------------------
                                                 Nick Heyes
                                                 Chief Financial Officer









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                                  EXHIBIT INDEX


No.                 Description of Exhibit

99.1            Press Release








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